AGREEMENT

TO PURCHASE AND SELL ONE HUNDRED PERCENT (100%)

OF THE ISSUED AND OUTSTANDING SHARES OF

ROXSAN PHARMACY, INC.

AND ITS ASSETS AND INVENTORY

THIS AGREEMENT TO PURCHASE AND SELL ONE HUNDRED PERCENT (100%) OF THE ISSUED AND OUTSTANDING SHARES OF ROXSAN PHARMACY, INC. AND ITS ASSETS AND INVENTORY (“Agreement”) is made as of August 13, 2015 (the “Effective Date”) by and between:

Parallax Health Sciences, Inc., a Nevada corporation, with its principal address at One Boston Place, Suite 2600, Boston, MA 02108 (“PRLX”);

AND

RoxSan Pharmacy, Inc., a California corporation, with its principal address at 465 North Roxbury Drive, Beverly Hills, CA 90210 (“ROXSAN” or “RoxSan” or “Selling Entity”);

AND

Shahla Melamed, the sole shareholder of ROXSAN, with an address at 3209 Hutton Drive, Beverly Hills, CA 90210 (“Melamed” or “Selling Shareholder”)

WHEREAS, Selling Shareholder is the registered and beneficial owner of one hundred percent (100%) of the issued and outstanding common shares of the capital stock of ROXSAN comprised of one hundred (100) shares (the “ROXSAN Shares”); and

WHEREAS, PRLX desires to buy and Melamed desires to sell the ROXSAN Shares; and

WHEREAS, PRLX desires to buy and Melamed and ROXSAN desire to sell all of the assets used in connection with the business (the “Assets”) and the inventory at the date of Closing (“Inventory”).

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.

DEFINITIONS

1.1 Definitions.  In addition to definitions provided herein, the following terms have the meanings set forth below, unless the context indicates otherwise.

(a)

“1933 Act” means the Securities Act of 1933, as amended.

(b)

“Agreement” means this Agreement, and all the exhibits, Schedules and other documents attached to or referred to in this Agreement, and all amendments and supplements, if any, to this Agreement.

(c)

“Assets” means all of the assets used in connection with the business of ROXSAN, whether owned by Melamed or ROXSAN. Specifically included in the term Assets shall be each and every license or authority of any sort (a) used by the Sellers or any employee or associate of the Sellers or (b) necessary for the conduct of the business of the Sellers.

(d)

 “Closing” means the event at which the Selling Shareholder shall deliver to PRLX the RoxSan Shares and RoxSan shall deliver to PRLX title to the Assets and the Inventory.

(e)

“Closing Date” means August 13, 2015.

(f)

“Closing Documents” means the papers, instruments and documents required to be executed and delivered on or before the Closing Date pursuant to this Agreement.

(g)

“Contract” means each material contract, agreement, license, permit, arrangement, commitment, instrument or contract to which PRLX, ROXSAN or Melamed is a party.

(h)

“Copyrights” means all copyrights in both published works and unpublished works.

(i)

 “Disclose,” “Disclosed” and “Disclosure” means any information and/or documentation requested by a Party from another Party.

(j)

“PRLX” means Parallax Health Systems, Inc., a corporation organized under the laws of the State of Nevada, with its principal address as provided on the first page of this Agreement, including any subsidiaries.

(k)

 “PRLX Documents” means all of PRLX’s documents contemplated by this Agreement.

(l)

 “Employment Agreement” means the employment agreement between Melamed and PRLX.

(m)

“Environmental Laws” means any applicable federal, state, municipal or local laws, regulations, orders, governmental decrees or ordinances concerning environmental, health or safety matters.

(n)

 “Exhibits” means any supplemental documentation attached hereto and titled “Exhibit.”

(o)

 “Hazardous Substance” means any pollutant, contaminant, waste, special or hazardous waste, toxic or hazardous substance which, when released into the natural environment is likely to cause harm or risk to the natural environment or to human or animal health, including without limitation, any substance considered hazardous under Environmental Laws.

(p)

“Intellectual Property Assets” means interest in all intellectual property assets necessary for the operation of PRLX or Selling Entity as currently conducted.

(q)

“Inventory” means all of the pharmaceuticals, drugs, and retail goods for sale owned by and in the possession of ROXSAN, whether owned by Melamed or ROXSAN.

(r)

 “Landlords” means Roxbury Medical Towers, LLC and RoxSan Investors, LLC and Roxbury MP, LLC and Roxbury Optimus, LLC.

(s)

“Leases” means each of the leases, subleases, claims or other real property interests to which Selling Entity is a party or is bound, and which are legal, valid, binding, enforceable and in full force and effect in all Material respects.

(t)

“Liability” or “Liabilities” means any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured.

(u)

“Loss” or “Losses” mean any and all demands, claims, actions or causes of action, assessments, losses, damages, Liabilities, costs, and expenses, including without limitation, interest, penalties, fines and reasonable attorneys, accountants and other professional fees and expenses, but excluding any indirect, consequential or punitive damages, lost profits or lost business opportunities suffered by PRLX or ROXSAN.

(v)

“Marks” means all functional business names, trading names, registered and unregistered trademarks, and service marks.

(w)

“Material” or “Materially” means a matter that is so substantial or important as to reasonably influence the Party to whom it is made and without which a decision would or could not be made.

(x)

“Material Adverse Effect” means any undisclosed action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting a Party or which involves any of the business, or the properties or assets of a Party that, if adversely resolved or determined, would have a Material adverse effect on the business, operations, assets, properties, prospects, or conditions of a Party taken as a whole.

(y)

“Melamed” means Shahla Melamed, the Selling Shareholder.

(z)

 “Party” or “Parties” means PRLX, ROXSAN and the Selling Shareholder, collectively or individually, as the context requires.

(aa)

“Patents” means all patents, patent applications, and inventions, methods, processes and discoveries that may be patentable.

(bb)

“Regulatory Compliance” means all State and Federal Agencies that regulate Pharmacies and Compounding.

(cc)

“ROXSAN” means RoxSan Pharmacy, Inc., a corporation organized under the laws of the State of California, with its principal address as provided on the first page of this Agreement.

(dd)

“ROXSAN Interests” means the ROXSAN Shares, the Assets and the Inventory.

(ee)

“ROXSAN Authorized Shares” means twenty-five thousand (25,000) shares authorized.

(ff)

“ROXSAN Shares” means the one hundred (100) issued and outstanding common shares of ROXSAN, with a par value of $1.00, owned by the Selling Shareholder.

(gg)

“Schedules”   This section is deleted.

(hh)

“Seller Note” means the secured note issued by PRLX to Melamed, as more fully described in Section 2.4.

(ii)

“Sellers” means the Selling Entity and the Selling Shareholder, collectively, or individually, as the context requires.

(jj)

“Sellers’ Documents” means, all documents to be provided by Sellers pursuant to this Agreement.

(kk)

“Selling Entity” means RoxSan Pharmacy, Inc.

(ll)

“Selling Entity’s Documents” means all of Selling Entity’s documents contemplated by this Agreement.

(mm)

 “Selling Shareholder” means the sole shareholder of ROXSAN, Shahla Melamed.

(nn)

“State Board of Pharmacies” means the California State Board of Pharmacies at 1625 N Market Blvd, N219 Sacramento, CA 95834 and all other state regulatory boards with regulatory oversight of the pharmaceutical business that ROXSAN does business in at the time of Closing.

(oo)

“Taxes” includes international, federal, state, provincial and local income taxes, capital gains tax, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duty), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments.

(pp)

“Trade Secrets” means all know-how, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints owned, used, or licensed by a Party for its business to obtain advantage over competitors who do not know or use it, and which are not generally known to the public.

(qq)

“Transaction” means the purchase by PRLX of the ROXSAN Shares, the Assets and the Inventory pursuant to this Agreement.

(rr)

“US Certificate” means the Selling Shareholder’s affidavit of non-foreign status.

1.2 Schedules.  This section is deleted.

1.3 Currency.  All references to currency referred to in this Agreement are in United States Dollars (US $), unless expressly stated otherwise.

2.

PURCHASE AND Sale of ROXSAN Shares; PURCHASE OF INVENTORY

2.1 Purchase and Sale of ROXSAN Shares.  At the Closing Melamed hereby sells, assigns and transfers to PRLX, and PRLX hereby purchases from Melamed the ROXSAN Shares.

2.2 Inventory.  Sellers at the Closing hereby sell, assign and transfer to PRLX, and PRLX hereby purchases from Sellers the Inventory of ROXSAN.

2.3 Seller Note.  As consideration for the purchase of the ROXSAN Shares and the assets and inventory of RoxSan, PRLX will issue at the Closing to Melamed a secured note in the principal amount of Twenty Million Five Hundred Thousand Dollars ($20,500,000) (the “Seller Note”), which Seller Note is attached hereto as Exhibit A. The interest rate on the principal of the Seller Note shall be six percent (6%). Payment of principal will be paid quarterly beginning with the quarter ending November 30, 2015 as follows:  (i) for each quarter of the first two (2) years of the three (3) year term of the Note, PRLX shall pay Melamed 75% of EBITDA of RoxSan; and (ii) for each quarter of the third year of the term, PRLX shall pay Melamed 60% of EBITDA of RoxSan.  At the end of the three (3) year term, all unpaid principal and accrued interest shall be paid to Melamed.  Each quarter payment shall be received by Melamed within fifteen days after the end of such quarter.  PRLX shall use all reasonable efforts to pay the then unpaid principal and accrued interest to Melamed prior to the end of such three (3) year period.  EBITDA for the purpose of this Agreement shall be defined as the earnings on which the principal payments to Seller pursuant to the Seller Note shall be calculated in accordance with this Section 2.3, and shall be measured by removing from net income (loss) any interest, depreciation, amortization, state income taxes paid by RoxSan (including all state franchise and C Corp taxes), and officer bonuses expensed during the normal course of business.  For the avoidance of doubt, an example of the measurement of EBITDA for the purposes of this Agreement is illustrated below:

Net income (loss) after federal and state income taxes and state franchise taxes

$ x,xxx,xxx.xx

Add:  expenses previously deducted from net income (loss):

Interest expense

        xx,xxx.xx

Depreciation and amortization

      xxx,xxx.xx

Officer bonuses

      xxx,xxx.xx

EBITDA

$ x,xxx,xxx.xx

2.4 Payment of Seller Note Principal and Interest.  Payment by PRLX of the Seller Note principal and interest shall be paid by wire transfer to the account specified below.  Melamed may by written notice have PRLX made any such payment to such bank account as she shall so designate.

Bank:  East West Bank

Bank Address:  135 N. Los Robles Avenue, Suite 600, Pasadena, CA  91101

Swift Code:  EWBKUS66XX

ABA Routing Number:  322070381

Account Name:  Shahla Melamed

Account Number:  REDACTED

If any payments pursuant to the Seller Note are not timely received in full, PRLX shall be in material breach of this Agreement, if such default is not cured by PRLX within twenty days of receiving written notice from Melamed of such default.

2.5 Bank Accounts and the Funds in Such Accounts.

(a) The parties agree that the funds in any current bank accounts of Selling Entity are the sole property of Melamed and that prior to the Closing Date she may remove any funds as in her sole discretion she wishes, that such accounts may remain open after the Closing Date and that all funds in such accounts received by or sent to such accounts for (i) services rendered by Selling Entity prior to the Closing Date, (ii) goods sold by Selling Entity prior to the Closing Date, or (iii) any other matter or any accounts receivable for any work or sale done prior to the Closing Date shall be the sole property of Melamed. Such accounts, include the following, although this list may not be the total one:

Wells Fargo Bank Routing Number:  122000247

REDACTED RoxSan Pharmacy General Account

REDACTED RoxSan Pharmacy Insurance Account

REDACTED RoxSan Pharmacy Payroll Account

REDACTED RoxSan Pharmacy Line of Credit

REDACTED RoxSan Pharmacy Defined Benefit Pension Plan

REDACTED DBP

Bank of America Routing Number:  122000661

REDACTED Roxsan Pharmacy Merchant Account

REDACTED Roxsan Pharmacy Line of Credit

East West Bank Routing Number:  322070381

REDACTED RoxSan Pharmacy Money Market

REDACTED RoxSan Pharmacy Merchant Account

REDACTED RoxSan Pharmacy Audit Account

REDACTED RoxSan Pharmacy Profit Sharing

(b) All liabilities of RoxSan that arise prior to the Closing shall be the sole obligation of Melamed and shall be paid by Melamed.

(c) As of the Closing, ROXSAN will have a bank account to be held at Wells Fargo Bank in Beverly Hills, CA that will receive all non-cash payments to ROXSAN from the business of ROXSAN. The account will be able to be viewed by each of Melamed, the CFO of ROXSAN, and the President of Parallax.  Payments to be made to ROXSAN vendors, product providers, legal, accounting and general and administration expenses will be delivered to the Lock Box administrator for release of funds.  The Lock Box also will sequester the tax withholdings for employees, state and federal taxes and payments, and make appropriate quarterly payments.  The Lock Box Administrator will make payments to Melamed in an amount equal to the defined EBIDTA as required pursuant to the Seller’s Note.

2.6 Non-Compete.  As part of the consideration, Melamed agrees that as of the Closing Date and through August 12, 2019 she will work exclusively for PRLX pursuant to that document titled Employment Agreement made between PRLX and her effective as of August 13, 2015 and will not provide services for any other entity that provides pharmacy services or pharmaceutical products. Melamed acknowledges that because of Melamed’s position, Melamed will have access to material intellectual property and Confidential Information. Melamed shall not, for Melamed or any third party, directly or indirectly through August 12, 2019 (a) divert or attempt to divert from PRLX any business of any kind, including without limitation the solicitation of or interference with any of its customers, clients, members, business partners or suppliers, or (b) solicit or otherwise induce any person employed by the PRLX to terminate his or her employment with PRLX.

2.7 Marketing Agreements.  The parties agree that the marketing activities of EN Medical, Inc. and TYY Inc. are integral to the current business of the ROXSAN and will be integral to the future development and expansion of the business of ROXSAN.  The Sellers will cause ROXSAN to enter into marketing agreements with EN Medical, Inc. and TYY, Inc. on terms specified by and satisfactory to PRLX. Such marketing agreements are Material contracts of ROXSAN.

2.8 Product Sourcing Agreements.  The parties agree that the acquisition of certain products on satisfactory terms is integral to the current business of ROXSAN and will be integral to the future development and expansion of the business of ROXSAN. The parties shall agree on the identity of and providers of such products and the Sellers will cause ROXSAN to enter into product sourcing agreements with such providers on terms specified by and satisfactory to PRLX. Such product sourcing agreements are Material contracts of ROXSAN.

2.9 Cooperation.  Melamed agrees to cooperate with PRLX to ensure that the RoxSan business continues, and grows.  In that regard, she agrees:  (i) to assist PRLX with any necessary DEA registration (s); (ii) to execute a Power of Attorney similar to that in Exhibit B so that PRLX can use RoxSan’s NPI, NABP and DEA numbers while PRLX applies for its own; and (iii) to execute a Medi-Cal Successor Liability Agreement similar to that in Exhibit C.

3.

REPRESENTATIONS AND WARRANTIES OF sellers

As of the Closing, Sellers make the following representations and warranties to PRLX, and acknowledge that PRLX is relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of PRLX.

3.1 Organization and Good Standing.  Selling Entity is a corporation or company duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  Complete and correct copies of Selling Entity’s articles of incorporation or articles of organization, including amendments, and bylaws or operating agreement, have been disclosed pursuant to this Agreement.

3.2 Authority.  Sellers have all requisite corporate power and authority to execute and deliver this Agreement and Sellers’ Documents to be signed by Sellers and to perform their obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of each of Sellers’ Documents by Sellers and the consummation of the transactions contemplated hereby have been duly authorized by Selling Entity’s respective board of directors.  No other corporate or shareholder proceedings on the part of Sellers are necessary to authorize such documents or to consummate the transactions contemplated hereby.  This Agreement has been, and the other Sellers’ Documents when executed and delivered by Sellers as contemplated by this Agreement will be, duly executed and delivered by Sellers.  This Agreement is, and the other Sellers’ Documents when executed and delivered by Sellers as contemplated hereby will be, valid and binding obligations of Sellers enforceable in accordance with their respective terms except as limited by:

(a)

applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)

laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)

public policy.

3.3

Capitalization.  The ROXSAN Shares have a par value $1.00 per share and have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with the laws of the State of California and each of the Selling Entity’s articles of incorporation, articles of organization, bylaws and/or operating agreement as applicable.  There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Selling Entity to issue any additional common shares or units of Selling Entity’s shares or units, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from Selling Entity any shares or units.  There are no agreements purporting to restrict the transfer of the ROXSAN Shares, no voting agreements, shareholders’ agreements, voting trusts, or other arrangements restricting or affecting the voting of the ROXSAN Shares.

3.4 Shareholder of the Selling Entity.  As of the Closing Date, the Selling Shareholder owns all ROXSAN Shares.

3.5 Corporate Records of Selling Entity.  The corporate records of Selling Entity, as required to be maintained by it pursuant to all applicable laws, are accurate, complete and current in all Material respects, and the minute books of Selling Entity are, in all Material respects, correct and contain all records required by all applicable laws, as applicable, in regards to all proceedings, consents, actions and meetings of the shareholders, unit holders and board of directors of Selling Entity.

3.7

Non-Contravention.  The Parties acknowledge and agree that Sellers are parties to certain Disclosed Contracts provided pursuant to this Agreement, which may contain various provisions or conditions that may affect the Transaction contemplated hereunder.  The Parties agree that they will discuss these issues and that at or prior to Closing, these issues will be addressed and resolved to the reasonable satisfaction of the Parties, and any other parties to the Contracts, such that the Transaction can be completed.  Upon such satisfaction by and among the Parties and the other parties to the Contracts, Sellers represent that to the best knowledge of Sellers, neither the execution, delivery or performance of this Agreement, nor the consummation of the Transaction, will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to, a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any Material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Material properties or assets of Selling Entity under any term, condition or provision of any loan or credit agreement, note, Note, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Selling Entity, or any of its respective Material property or assets;

(b)

violate any provision of the articles of incorporation, articles of organization, bylaws, operating agreement or any other organizational documents of Selling Entity or any applicable laws; or

(c)

violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to Selling Entity or any of its respective Material property or assets.

3.6 Environmental.  To the best knowledge of Sellers, Selling Entity has not violated any Environmental Laws and for greater certainty, without limitation, to the best knowledge of Sellers, other than as contained in Disclosures provided pursuant to this Agreement:

(a)

Selling Entity has, at all times in relation to its business, received, handled, used, stored, treated, shipped and disposed at all times of all Hazardous Substances in strict compliance with all Environmental Laws;

(b)

There have been no spills, releases, deposits or discharges of Hazardous Substances on or near the land or premises subject to the Leases;

(c)

Except as contained in Disclosures provided pursuant to this Agreement, there are no underground storage vessels located on land subject to Selling Entity’s Leases;

(d)

No orders, directions or notices have been issued under any Environmental Laws relating to Selling Entity.

3.7 Financial Representations.  Selling Entity has provided Selling Entity’s Financial Statements which are true, correct, and complete copies for the fiscal years ended December 31, 2011 and December 31, 2012 and the quarterly periods ending March 30, 2013, June 30, 2013, September 30, 2013 and December 31, 2013 for the Selling Entity’s Accounting Date which are:

(a)

in accordance with the books and records of Selling Entity;

(a)

present fairly the financial condition of Selling Entity as of the respective dates indicated and the results of operations for such periods; and

(a)

have been prepared in accordance with GAAP.

Selling Entity has not received any advice or notification from its independent certified public accountants that Selling Entity has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the Selling Entity’s Financial Statements or the books and records of Selling Entity, any properties, assets, Liabilities, revenues, or expenses.  The books, records, and accounts of Selling Entity accurately and fairly reflect, in reasonable detail, the assets and Liabilities of Selling Entity.  Selling Entity has not engaged in any transaction, maintained any bank account, or used any funds of Selling Entity, except for transactions, bank accounts, and funds, which have been and are reflected in the normally maintained books and records of Selling Entity.

1.1 Personal Property.  Selling Entity possesses, and has good and marketable title of all property necessary for the continued operation of the business of Selling Entity as presently conducted and as represented to PRLX.  All such property is used in the business of Selling Entity.  All such property is in reasonably good operating condition (normal wear and tear excepted), and is reasonably fit for the purposes for which such property is presently used.  Other than as contained in the Disclosures provided pursuant to this Agreement, all equipment, furniture, fixtures and other tangible personal property and assets owned or leased by Selling Entity is owned by Selling Entity free and clear of all liens, security interests, charges, encumbrances, and other adverse claims.

1.2 Intellectual Property.  To the best of knowledge of Sellers:

(a)

Intellectual Property Assets.  Selling Entity owns or holds an interest in all Intellectual Property Assets necessary for the operation of the business of Selling Entity as it is currently conducted, including all Marks, Patents, Copyrights and Trade Secrets.

(b)

Patents.  Sellers do not hold any right, title or interest in and to any Patent and Sellers have not filed any patent application with any third party.  To the best knowledge of

Sellers, none of the products manufactured and sold, nor any process or know-how used by Selling Entity infringes or is alleged to infringe any patent or other patent proprietary right of any other person or entity other than as contained in the Disclosures provided pursuant to this Agreement.

(c)

Trademarks.  Selling Entity does not hold any right, title or interest in and to any Mark and Selling Entity has not registered or filed any application to register any Mark with any third party.  To the best knowledge of Sellers, none of the Marks, if any, used by Selling Entity infringes or is alleged to infringe any trade name, trademark, or service mark of any third party other than as contained in the Disclosures provided pursuant to this Agreement.

(d)

Copyrights.  Sellers do not hold any right, title or interest in and to any Copyright which has been filed with the United States Copyright Office and Sellers have not filed any copyright application with any third party.

(e)

Trade Secrets.  Each Seller has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its Trade Secrets.  Selling Entity has good title and an absolute right to use the Trade Secrets.  The Trade Secrets are not part of the public knowledge or literature, and to the best knowledge of Sellers, have not been used, divulged, or appropriated either for the benefit of any person or entity or to the detriment of Selling Entity.  No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

1.3 Employees and Consultants.  All employees and consultants of Selling Entity have been paid all salaries, wages, income and any other sum due and owing to them by Selling Entity at the end of the most recent completed pay period.  Sellers are not aware of any Labor conflict with any employees that might reasonably be expected to have a Material Adverse Effect on Selling Entity.  To the best knowledge of Sellers, no employee of Selling Entity is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such employee with Selling Entity or any other nature of the business conducted or to be conducted by Selling Entity.

1.4 Real Property.  Selling Entity does not own any real property.  Each of the Leases to which Selling Entity is a party or is bound, is legal, valid, binding, enforceable and in full force and effect in all material respects.  All rental and other payments required to be paid by Selling Entity pursuant to any such Leases have been duly paid and no event has occurred which, upon the passing of time, the giving of notice, or both, would constitute a breach or default by any Party under any of the Leases.  The Leases will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing Date unless otherwise renegotiated by PRLX.  Selling Entity has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Leases or the leasehold property pursuant thereto.

1.5 Certain Transactions.  Selling Entity is not a guarantor or indemnitor of any indebtedness of any third party, including any person, firm or corporation.

1.6 No Brokers.  Selling Entity has not incurred any independent obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction.

1.7 Completeness of Disclosure.  No representation or warranty by Sellers in this Agreement, nor any certificate, Schedule, statement, document or instrument furnished or to be furnished to Sellers pursuant hereto, contains or will, to the best of Seller’s knowledge, contain any untrue or misleading statement of a Material fact or omit or will omit to state a Material fact required to be stated herein.

1.8 PRLX Requests.  Sellers represent that they have responded to all of PRLX’s requests for information and Disclosures to the best of their knowledge and agree to supplement their responses and Disclosures if additional information is received.

2.

REPRESENTATIONS AND WARRANTIES OF PRLX

As of the Closing, PRLX represents and warrants to Sellers, and acknowledges that Sellers are relying upon such representations and warranties in connection with the execution, delivery and performance of this Agreement, notwithstanding any investigation made by or on behalf of Sellers, as follows:

2.1 Organization and Good Standing.  PRLX is duly incorporated, organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and to carry on its business as now being conducted.  PRLX is qualified to do business and is in good standing as a foreign corporation in each of the jurisdictions in which it owns property, leases property, does business, or is otherwise required to do so, where the failure to be so qualified would have a Material Adverse Effect on the businesses, operations, or financial condition of PRLX.

2.2 Authority.  PRLX has all requisite corporate power and authority to execute and deliver this Agreement and the PRLX Documents to be signed by PRLX and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of each of the PRLX Documents by PRLX and the consummation by PRLX of the transactions contemplated hereby have been duly authorized by its board of directors and no other corporate or shareholder proceedings on the part of PRLX is necessary to authorize such documents or to consummate the transactions contemplated hereby.  This Agreement has been, and the other PRLX Documents when executed and delivered by PRLX as contemplated by this Agreement will be, duly executed and delivered by PRLX and this Agreement is, and the other PRLX Documents when executed and delivered by PRLX, as contemplated hereby will be, valid and binding obligations of PRLX enforceable in accordance with their respective terms, except as limited by:

(a)

applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)

laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)

public policy.

2.3  Capitalization of PRLX.  The authorized capital stock and other equity securities of PRLX consists of Two Hundred and Fifty Million (250,000,000) shares of the PRLX Common Stock and Ten Million (10,000,000) shares of preferred stock.  As of February 28, 2014, there were One Hundred and Twenty Six Million Six Hundred and One Thousand One Hundred and Eighty-Six (126,601,186) shares of Common stock issued and outstanding with a par value of $.001 and outstanding and Eight Hundred Twenty Three Thousand Six Hundred Ninety One (823,691) Preferred shares outstanding.  PRLX represents that from February 28, 2014 to the date of the Closing there will be no Material change in the amount of its authorized common stock, its issued and outstanding common shares, or its issued and outstanding Preferred shares.

All of the issued and outstanding shares of PRLX Common Stock have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to pre-emptive rights and were issued in full compliance with all federal, state, and local laws, rules and regulations.  Except as stated herein, there are no other outstanding options, warrants, subscriptions, phantom shares, conversion rights, or other rights, agreements, or commitments obligating PRLX to issue any additional shares of PRLX Common Stock, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire from PRLX any shares of PRLX Common Stock as of the date of this Agreement.  There are no agreements purporting to restrict the transfer of the PRLX Common Stock, no voting agreements, voting trusts, or other arrangements restricting or affecting the voting of the PRLX Common Stock.

2.4 Corporate Records of PRLX.  The corporate records of PRLX, as required to be maintained by it pursuant to the laws of the State of Nevada, are accurate, complete and current in all material respects, and the minute book of PRLX is, in all material respects, correct and contains all material records required by the law of the State of Nevada in regards to all proceedings, consents, actions and meetings of the shareholders and the board of directors of PRLX.

2.5 Non-Contravention.  Neither the execution, delivery or performance of this Agreement, nor the consummation of the Transaction, will:

(a)

conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any Material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Material properties or assets of PRLX under any term, condition or provision of any loan or credit agreement, note, Note, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PRLX or any of its Material property or assets;

(b)

violate any provision of the applicable incorporation or charter documents of PRLX, or any applicable law; or

(c)

violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to PRLX or any of its Material property or assets.

2.6 Actions and Proceedings.  To the best knowledge of PRLX, there is no claim, charge, arbitration, grievance, action, suit, investigation or proceeding by or before any federal or state court, arbiter, administrative agency or other governmental authority now pending or, to the best knowledge of PRLX, threatened against PRLX which involves any of the stock, business, or the properties or assets of PRLX that, if adversely resolved or determined, would have a Material Adverse Effect on the business, operations, assets, properties, prospects or conditions of PRLX taken as a whole.  There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Material Adverse Effect on PRLX.

2.7 Compliance.

(a)

To the best knowledge of PRLX, PRLX is in compliance with, is not in default or violation in any Material respect under, and has not been charged with or received any notice at any time of any Material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to the business or operations of PRLX;

(b)

To the best knowledge of PRLX, PRLX is not subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Material Adverse Effect;

(c)

PRLX has duly filed all reports and returns required to be filed by it with governmental authorities and has obtained all governmental permits and other governmental consents, except as may be required after the execution of this Agreement.  All of such permits and consents are in full force and effect, and no proceedings for the suspension or cancellation of any of them, and no investigation relating to any of them, is pending or to the best knowledge of PRLX, threatened, and none of them will be affected in a Material adverse manner by the consummation of the Transaction; and

(d)

To the best knowledge of PRLX, PRLX has operated in Material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business.  PRLX has not received any notice of any violation thereof, nor is PRLX aware of any valid basis therefore.

2.8 Filings, Consents and Approvals.  No filing or registration with, no notice to and no permit, authorization, consent, or approval of any public or governmental body or authority or other person or entity is necessary for the consummation by PRLX of the Transaction contemplated by this Agreement to continue to conduct its business after the Closing Date in a manner which is consistent with that in which it is presently conducted.

2.9 SEC Filings.  PRLX has furnished or made available to Sellers the PRLX SEC Documents. As of their respective dates, to the best knowledge of PRLX, the PRLX SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such PRLX SEC Documents.  The PRLX SEC Documents constitute all of the documents and reports that PRLX was required to file with the SEC pursuant to the Exchange Act and the rules and regulations promulgated thereunder by the SEC.

2.10 Financial Representations.  Included with the PRLX SEC Documents are true, correct, and complete copies of audited balance sheets for PRLX as of the PRLX Accounting Date, together with the PRLX Financial Statements for the interim periods of March 31, 2013, June 30, 2013, and September 30, 2013 which are:

(a)

in accordance with the books and records of PRLX;

(b)

present fairly the financial condition of PRLX as of the respective dates indicated and the results of operations for such periods; and

(c)

have been prepared in accordance with GAAP.

PRLX has not received any advice or notification from its independent certified public accountants that PRLX has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the PRLX Financial Statements or the books and records of PRLX, any properties, assets, Liabilities, revenues, or expenses.  The books, records, and accounts of PRLX accurately and fairly reflect, in reasonable detail, the assets, and Liabilities of PRLX.  PRLX has not engaged in any transaction, maintained any bank account, or used any funds of PRLX, except for transactions, bank accounts, and funds, which have been and are reflected in the normally maintained books and records of PRLX.

2.11

Absence of Undisclosed Liabilities.  Except as Disclosed in this Agreement and the PRLX SEC Documents, PRLX has no Material Liabilities or obligations either direct or indirect, matured or unmatured, absolute, contingent or otherwise, which:

(a)

are not set forth in the PRLX Financial Statements or have not heretofore been paid or discharged;

(b)

did not arise in the regular and ordinary course of business under any agreement, contract, commitment, lease or plan specifically provided in writing to PRLX; or

(c)

have not been incurred in amounts and pursuant to practices consistent with past business practice, in or as a result of the regular and ordinary course of its business since the date of the last PRLX Financial Statements.

2.12 Tax Matters.

(a)

PRLX is not presently under and has not received notice of, any contemplated investigation or audit by the Internal Revenue Service or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(b)

To the best knowledge of PRLX, all Taxes required to be withheld on or prior to the date hereof, including but not limited to, those pertaining to employees for income taxes, social security taxes, unemployment taxes and other similar withholding taxes, have been properly withheld and, if required on or prior to the date hereof, have been deposited with the appropriate governmental agency; and

(c)

To the best knowledge of PRLX, the PRLX Financial Statements contain full provision for all Taxes including any deferred taxes that may be assessed to PRLX for the accounting period ended on the PRLX Accounting Date or for any prior period in respect of any transaction, event or omission occurring, or any profit earned, on or prior to the PRLX Accounting Date or for any profit earned by PRLX on or prior to the PRLX Accounting Date or for which PRLX is accountable up to such date and all contingent Liabilities for Taxes have been provided for or Disclosed in the PRLX Financial Statements.

2.13 Absence of Changes.  Since the PRLX Accounting Date, except as Disclosed in the PRLX SEC Documents and or as Disclosed to Sellers pursuant to this Agreement, PRLX has not:

(a)

incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any Liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities of which the failure to pay or discharge has caused or will cause any Material damage or risk of Material loss to it or any of its assets or properties;

(b)

sold, encumbered, assigned or transferred any Material fixed assets or properties;

(c)

created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Material assets or properties of PRLX to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

(d)

made or suffered any amendment or termination of any Material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, other than in the ordinary course of business;

(e)

declared, set aside or paid any dividend or made or agreed to make any other distribution or payment in respect of its capital shares or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or acquire any of its capital shares or equity securities;

(f)

suffered any damage, destruction or loss, whether or not covered by insurance, that Materially and adversely effects its business, operations, assets, properties or prospects;

(g)

suffered any Material adverse change in its business, operations, assets, properties, prospects or condition (financial or otherwise);

(h)

received notice or had knowledge of any actual or threatened labor trouble, termination, resignation, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on its business, operations, assets, properties or prospects;

(i)

made commitments or agreements for capital expenditures or capital additions or betterments exceeding in the aggregate $1,000;

(j)

other than in the ordinary course of business, increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or directors or made any increase in, or any addition to, other benefits to which any of its employees or directors may be entitled;

(k)

entered into any transaction other than in the ordinary course of business consistent with past practice; or

(l)

agreed, whether in writing or orally, to do any of the foregoing.

2.14 Absence of Certain Events.  Since the PRLX Accounting Date, except as and to the extent Disclosed in the PRLX SEC Documents, there has not been:

(a)

any PRLX Material Adverse Effect; or

(b)

any Material change by PRLX in its accounting methods, principles or practices.

2.15 No Brokers.  PRLX has not incurred any obligation or Liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the Transaction contemplated by this Agreement.

2.16 Internal Accounting Controls.  PRLX maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  PRLX’s certifying officers have evaluated the effectiveness of PRLX’s controls and procedures as of the Evaluation Date.  PRLX presented in its most recently filed Form 10-K the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in PRLX’s internal controls or, to PRLX’s knowledge, in other factors that could significantly affect PRLX’s internal controls.

2.17 Public Listing.  PRLX is currently quoted on the OTC Quotation Board (“OTCQB”) under the symbol “PRLX”.

2.18 Application of Takeover Protections.  PRLX and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar antitakeover provision under PRLX’s certificate or articles of incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to PRLX as a result of the transactions under this Agreement or the exercise of any rights pursuant to this Agreement.

2.19 SEC or FINRA Inquiries.  On March 8, 2013, the Company was notified that the Securities and Exchange Commission (“SEC”) had suspended the trading of the Company’s securities for 10 days, until March 21, 2013. This temporary suspension of trading arose out of concerns that the Company had incorrectly stated within its public filings and press releases that certain components related to the Company’s Target Antigen Detection System (“Target System”) are patented, when these patents have expired.   The Company, after discussions with the SEC and with the Company’s counsel, has addressed any questions raised regarding the accuracy of assertions in the Company’s public filings.  The Company has clarified the status of the patents in question, and the way in which the Company refers to its Target System components.  The Company has also clarified that it currently has filed four patent applications with the USPTO, which are deemed “patent pending”, and the Company has disclosed that there can be no assurance that the patents will be granted.   On May 10, 2013, the Company filed its new form 15c211 with a FINRA Member Market Maker, in order that the Company’s shares can resume trading on the OTCBB and OTCQB markets, pursuant to Rule 15c2-11 under the Exchange Act, which states that at the termination of the trading suspension, no quotation may be entered unless and until the Company has strictly complied with all of the provisions of the rule, including the filing of a new Form 15c2-11 and obtaining FINRA approval to commence trading.  The Company received a letter from FINRA that the Agency had approved the Company for trading and the Company commenced trading on August 19th 2013.

2.20 Completeness of Disclosure.  No representation or warranty by PRLX in this Agreement, nor any certificate, Schedule, statement, document or instrument furnished or to be furnished by PRLX pursuant hereto, contains or will, to the best of PRLX’s knowledge, contain any untrue or misleading statement of a Material fact or omits or will omit to state a Material fact required to be stated herein.

2.21 Information from Sellers.  PRLX has made all requests for information and Disclosures that it requires and Sellers have responded to all those requests.

3.

CLOSING CONDITIONS

3.1 Outstanding Shares.  On the Closing Date, the Selling Entity will have no more than one hundred (100) issued and outstanding shares.

3.2 Due Diligence Generally.  PRLX and its legal counsel will be reasonably satisfied with their due diligence investigation of Selling Entity that is reasonable and customary in a transaction of similar nature to that contemplated by this Transaction, including:

(i)

receipt and review of materials, documents and information in the possession and control of Sellers which are reasonably germane to the Transaction;

(ii)

a physical inspection of the assets of Selling Entity by PRLX or its representatives; and

(iii)

title to the Material assets of Selling Entity.

3.3 Conditions Precedent to Closing.  The obligation of the parties to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below.  The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing.  These conditions precedent are for the benefit of Sellers and may be waived by Sellers in their discretion.

(a)

Employment Agreement.  PRLX and Melamed will agree to and execute an employment agreement (“Employment Agreement”).

(b)

Representations and Warranties.  The representations and warranties of, Sellers and PRLX set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date.

(c)

No Material Adverse Effect.  No PRLX Material Adverse Effect will have occurred since the date of this Agreement.

(d)

No Action.  No suit, action, or proceeding will be pending or threatened before any governmental or regulatory authority wherein an unfavorable judgment, order, decree, stipulation, injunction or charge would result in and/or:

(i)

prevent the consummation of any of the transactions contemplated by this Agreement; or

(ii)

cause the Transaction to be rescinded following consummation.

(e)

Public Market.  On the Closing Date, the shares of PRLX Common Stock will be quoted on the OTC Quotation Board.

4.

ADDITIONAL COVENANTS OF THE PARTIES

4.1 Notification of Financial Liabilities.  Sellers will immediately give notice to PRLX if Selling Entity receives any advice or notification from its independent certified public accounts that Selling Entity has used any improper accounting practice that would have the effect of not reflecting or incorrectly reflecting in the books, records, and accounts of Selling Entity, any properties, assets, Liabilities, revenues, or expenses.  This covenant will survive Closing and continue in full force and effect.

4.2 Access and Investigation.  Between the date of this Agreement and the Closing Date, Selling Entity and PRLX will cause each of their respective representatives to:

(a)

afford the other and its representatives reasonable access to its personnel, properties, assets, Contracts, books and records, and other documents and data;

(b)

furnish the other and its representatives with copies of all such Contracts, books and records, and other existing documents and data as required by this Agreement and as reasonably requested; and

(c)

furnish the other and its representatives with such additional financial, operating, and other data and information as reasonably requested.

All of such access, investigation and communication by a Party and its representatives will be conducted during normal business hours and in a manner designed not to interfere unduly with the normal business operations of the other Party.  Each Party will instruct its auditors to cooperate with the other Party and its representatives in connection with such investigations.

4.3 Confidentiality.  All information regarding the business of Selling Entity including, without limitation, financial information that Sellers provide to PRLX during PRLX’s due diligence, will be kept in strict confidence by PRLX and will not be used (except in connection with due diligence and presentation of the material to PRLX’s investors), dealt with, exploited or commercialized by PRLX or disclosed to any third party (other than PRLX’s accountant and legal advisors) without the prior written consent of Melamed.  If the Transaction contemplated by this Agreement does not proceed for any reason, then PRLX will immediately return to Sellers (or as directed by Sellers) any information received regarding Selling Entity’s business.  Likewise, all information regarding the business of PRLX including, without limitation, financial information that PRLX provides to Sellers during its due diligence, will be kept in strict confidence by Sellers and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Sellers or disclosed to any third party (other than Sellers’ accountant and legal advisors) without PRLX’s prior written consent.  If the Transaction contemplated by this Agreement does not proceed for any reason, then Sellers will immediately return to PRLX (or as directed by PRLX) any information received regarding PRLX’s business.

4.4 Notification.  Between the date of this Agreement and the Closing Date, each Party will promptly notify the other Parties in writing if it becomes aware of any fact or condition that causes or constitutes a Material breach of any of its representations and warranties as of the date of this Agreement, or if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a Material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.  Should any such fact or condition require any change in the Schedules relating to such Party, such Party will promptly deliver to the other Parties a supplement to the Schedules specifying such change.  During the same period, each Party will promptly notify the other Parties of the occurrence of any Material breach of any of its covenants in this Agreement or of the occurrence of any event that may make the satisfaction of such conditions impossible or unlikely.

4.5 Public Announcements.  PRLX and Sellers each agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other Party, except as may be required upon written advice of counsel to comply with applicable laws or regulatory requirements after consulting with the other Party hereto and seeking their reasonable consent to such announcement.

5.

CLOSING

5.1 Closing Deliveries of Sellers.  At Closing, Sellers will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to PRLX:

(a)

copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of the Selling Entity evidencing approval of this Agreement and the Transaction; and

(b)

share certificates representing the ROXSAN Shares;

(c)

all certificates and other documents required by this Agreement; and

(d)

the Selling Entity’s Documents and any other necessary documents, each duly executed by Selling Entity or Selling Shareholder, as required to give effect to the Transaction.

5.2 Closing Deliveries of PRLX.  At Closing, PRLX will deliver or cause to be delivered the following, fully executed and in the form and substance reasonably satisfactory to Sellers:

(a)

the Seller Note as stated in Section 2.3 herein;

(b)

copies of all resolutions and/or consent actions adopted by or on behalf of the board of directors of PRLX evidencing approval of this Agreement and the Transaction;

(c)

all other certificates, amendments and other documents required by this Agreement; and

(d)

the PRLX Documents and any other necessary documents, each duly executed by PRLX, as required to give effect to the Transaction.

6.

tERMINATION

This section is deleted.

7.

INDEMNIFICATION, REMEDIES, SURVIVAL

7.1 Agreement of Selling Entity to Indemnify.  Selling Entity will indemnify, defend, and hold harmless, to the full extent of the law, PRLX and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by PRLX and its shareholders by reason of, resulting from, based upon or arising out of:

(a)

the breach by Selling Entity of any representation or warranty of Selling Entity contained in or made pursuant to this Agreement, any Selling Entity Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by Selling Entity of any covenant or agreement of Sellers made in or pursuant to this Agreement, any Selling Entity Documents or any certificate or other instrument delivered pursuant to this Agreement.

7.2 Agreement of the Selling Shareholder to Indemnify.  Selling Shareholder will indemnify, defend, and hold harmless, to the full extent of the law, PRLX and its shareholders from, against, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by PRLX and its shareholders by reason of, resulting from, based upon or arising out of:

(a)

any breach by Selling Shareholder of this Agreement.

7.3 Agreement of PRLX to Indemnify.  PRLX will indemnify, defend, and hold harmless, to the full extent of the law, Sellers from, against, for, and in respect of any and all Losses asserted against,

relating to, imposed upon, or incurred by Sellers by reason of, resulting from, based upon or arising out of:

(a)

the breach by PRLX of any representation or warranty of PRLX contained in or made pursuant to this Agreement, any PRLX Document or any certificate or other instrument delivered pursuant to this Agreement; or

(b)

the breach or partial breach by PRLX of any covenant or agreement of PRLX made in or pursuant to this Agreement, any PRLX Document or any certificate or other instrument delivered pursuant to this Agreement.

8.

MISCELLANEOUS PROVISIONS

8.1 Effectiveness of Representations; Survival.  Each Party is entitled to rely on the representations, warranties and agreements of each of the other Parties and all such representations, warranties and agreements will be effective regardless of any investigation that any Party has undertaken or failed to undertake.  Unless otherwise stated in this Agreement, and except for instances of fraud, the representations, warranties and agreements will survive the Closing Date and continue in full force and effect until one (1) year after the Closing Date.

8.2 Further Assurances.  Each of the Parties hereto will cooperate with the others and execute and deliver to the other Parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement.

8.3 Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

8.4 Expenses.  PRLX and Seller will bear all their respective costs incurred in connection with the preparation, execution and its performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of agents, representatives and accountants, except the fee of the professional independent valuer of the Inventory, which shall be borne equally by PRLX and ROXSAN.

8.5 Entire Agreement.  This Agreement, the Schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto.  Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

8.6 Notices.  All notices and other communications required or permitted under this Agreement must be in writing and will be deemed given if sent by personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express overnight courier, or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the addresses provided on the first page of this Agreement.

All such notices and other communications will be deemed to have been received:

(a)

in the case of personal delivery, on the date of such delivery;

(b)

in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(c)

in the case of delivery by internationally-recognized express overnight courier, on the business day following dispatch; and

(d)

in the case of mailing, on the fifth (5th) business day following mailing.

8.7 Headings.  The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

8.8 Benefits.  This Agreement is and will only be construed as for the benefit of or enforceable by those persons who are parties to this Agreement.

8.9 Assignment.  This Agreement may not be assigned (except by operation of law) by any Party without the consent of the other Parties in this sole discretion and any purported assignment without such consent shall be null and void and of no legal effect whatsoever.

8.10 Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California applicable to contracts made and to be performed therein.  If a party should commence an action alleging a breach of this Agreement, venue will lie in any federal or state court of competent jurisdiction in Los Angeles County, California.  In such action, the prevailing party therein as part of its award shall be entitled to receive its attorneys’ fees and costs of such action.

8.11 Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

8.12 Gender.  All references to any Party will be read with such changes in number and gender as the context or reference requires.

8.13 Business Days.  If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday, Sunday or a United States legal holiday, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday, Sunday or such a legal holiday.

8.14 Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

8.15 Electronic Execution.  This Agreement may be executed by delivery of executed signature pages by electronic reproduction, email, fax and such email or fax reproduction execution will be effective for all purposes.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the effective date first above written.

PARALLAX HEALTH SCIENCES, INC.

Per:

/s/ J. Michael Redmond

Authorized Signatory

Name: J. Michael Redmond

Title:  CEO/President

ROXSAN PHARMACY, INC.

Per:

/s/ Shahla Melamed

Authorized Signatory

Name: Shahla Melamed

Title:  President

SELLING SHAREHOLDER

Per:

/s/ Shahla Melamed

Name: Shahla Melamed

EXHIBIT A

SECURED NOTE

Santa Monica, California

$20,500,000

August 13, 2015

1.

Time Note.  For value received, Parallax Health Sciences, a Nevada corporation, with its principal place of business at 1 Boston Place, Suite 2600 Boston, MA 02108 (“Maker”), promises to pay to the order of Shahla Melamed (“Payee”):  (i) the principal sum of Twenty Million Five Hundred Thousand Dollars ($20,500,000); and (ii) simple interest at the rate of six percent (6%) per year (computed on the basis of a 360-day year) at 3209 Hutton Drive, Beverly Hills, CA 90210.

2.

Payments.

(a)

Maker shall make principal payments quarterly (beginning with the quarter ending November 30, 2015) as follows:  (i) 75% of the EBITDA for such quarter of RoxSan Pharmacy, Inc., a business located at 465 North Roxbury Drive, Beverly Hills, CA 90210 (“RoxSan”) during each of the first two (2) years of the term herein; and (ii) 60% of the EBITDA for such quarter of RoxSan during the third year of the term herein. Maker shall have the right to make a payment in an amount greater than the quarterly EBITDA amount, and in such case the payment shall be allocated between principal and accrued interest as Maker shall direct.  Each quarter payment shall be received by Payee within fifteen days after the end of each quarter.

(b)

In any event, all unpaid principal and interest shall be paid three (3) years from the date of this Note.

1.

Collateral.  To secure payment of this Note, Maker has given a secured interest in and delivered to Payee the property described in a UCC-1 (the “Collateral”), a copy of which UCC-1 is attached hereto.

2.

Default.  Any default in a payment by Maker shall be deemed a default under this Note and shall entitle Payee to all remedies therein, if such default is not cured by Maker within twenty days after receiving from Payee written notice of such default.

3.

Rights of Payee on Default.  In case of default in payment of this Note, Payee will have all rights in the Collateral given by the California Commercial Code.  The waiver of any default, or the remedying of any default in a reasonable manner, will not operate as a waiver of any other default or of the default remedies available to the Payee.

4.

Execution of Documents.  If any interest in the Collateral delivered by Maker to Payee is released to Maker before full payment of the Note, Maker agrees to execute any documents required to continue Payee’s security interest in the Collateral.

5.

Acceleration.

(a)  All liabilities of the undersigned to the Payee, including this Note, will, at the option of the Payee, mature and become due and payable immediately without presentment or notice, which rights are expressly waived, if:

(1)

Maker fails to make the required payment when due.

(2)

Maker or any endorser, surety, or guarantor of this Note:

(i)

EXHIBIT A

Fails, after demand, to furnish financial information or to permit inspection of any books or records.

(ii)

Suspends business.

(iii)

Becomes insolvent or offers settlement to any creditors.

(iv)

Files a petition in bankruptcy, either voluntary or involuntary.

(v)

Institutes any proceeding under any bankruptcy or insolvency laws relating to the relief of debtors.

(vi)

Gives notice of any intended bulk sale.

(vii)

Makes an assignment for the benefit of creditors.

(viii)

Mortgages, pledges, assigns, or transfers any accounts receivable or other property, in trust or otherwise, without the written consent of the Payee.

(ix)

Makes any false statement or representation orally or in writing, fails to furnish information, or fails to permit inspection of any books or records on demand of the Payee, with such inspection done no more than one (1) time per year and at Payee’s expense unless such inspection shows a material error in which case Maker shall be liable for the expenses therein.

(x)

Fails to pay any obligation when due.

(xi)

Maker is dissolved or its capital becomes impaired.

(1)

Payee discovers that any misrepresentation was made to Payee on or behalf of Maker to obtain credit or an extension of credit.

(2)

Any material legal action is commenced against Maker, including:

(i)

Entry of judgment

(ii)

Issuance of a writ of attachment, order of garnishment, order or subpoena in supplementary proceedings, execution, or similar process.

(1)

A receiver is appointed for Maker.

(b)

At its option, Payee may accelerate the maturity of the Note to become due immediately if, in the reasonable opinion of Payee, the financial responsibility of the Maker becomes unsatisfactory or the obligation evidenced by this Note is in jeopardy.

1.

Waiver of Certain Rights by Maker.  Maker waives presentment for payment, notice of nonpayment, notice of dishonor, and any notices in connection with the delivery, presentment, acceptance, performance, default, or enforcement of this Note.

2.

Attorneys’ Fees.  Maker agrees that if any legal action is necessary to enforce or collect this Note for nonpayment at maturity, the prevailing party will be entitled to reasonable attorneys’ fees in addition to any other relief to which that party may be entitled.  This provision is applicable to the entire Note.

3.

Waivers.  Maker waives the right to interpose any defense, set-off, or counterclaim of any nature or description, which rights are expressly waived except as provided by law.

4.

Governing Law; Venue.  This Note will be governed by the laws of the State of California, including the Uniform Commercial Code in force in the State of California, except that no conflicts of laws principles therein shall apply.  The venue of any litigation concerning this Note, its interpretation or an alleged breach thereof shall be a federal or state court located in Los Angeles, California.

5.

EXHIBIT A

Waiver of Jury Trial.  Maker waives the right to a jury trial should there be litigation concerning this Note.

6.

Assignment.  Maker agrees that Payee may at any time assign its rights pursuant to the Note.

MAKER

Parallax Health Systems, Inc.

a Nevada Corporation

By:

/s/ J. Michael Redmond

Name:

J. Michael Redmond

EXHIBIT B

Title:

President

POWER OF ATTORNEY

__________________________________________________________________

Doing business as _________________________________________________________

Located at

 (the Pharmacy”_, to the full extent of its power legally to do so, hereby makes, constitutes, and appoints _____________________________________________________

 and/or his designated Pharmacist-in-Charge, Grantor’s true and lawful attorney (“Attorney”), in its name, place and stead, to operate and conduct the business of the Pharmacy, as it is presently conducted, under the Pharmacy’s (i) current NABP/NCPDP number 05-

, (ii) Medi-Cal provider number PHA

, and (iii) DEA Registration No.

, and in executing application for books of official order forms and in signing such order forms in requisition for Schedule II controlled substances in accordance with Section 1308 of the Controlled Substances Act (21 U.S.C. 828) and part 1305 of Title 21 of the Code of Federal Regulations, for such reasonable period of time as it shall take for Attorney to obtain such new permits and registrations in its own name.  The undersigned hereby ratifies and confirms all that Attorney shall lawfully do or cause to be done hereby.

(Name of Pharmacy)

By: / s/ Shahla Melamed

Dated: August 13

, 2015

State of California–Health and Human Services Agency Department of Health Care Services

SUCCESSOR LIABILITY WITH JOINT AND SEVERAL LIABILITY AGREEMENT

This section is to be signed and dated by provider transferor and transferee applicant:

______________________________________ and ______________________________________ acknowledge that
(legal name of provider transferor on file with IRS) (legal name of transferee applicant on file with IRS)

the Medi-Cal Provider Agreement between the provider transferor and the Department of Health Care Services (DHCS) for the business operations at ____ is being assigned to the transferee applicant
(street address, city and nine-digit zip code of location being transferred)

effective ________/____/______________.
(effective date of transfer)

The provider transferor and transferee applicant acknowledge and agree that they both will be jointly and severally liable for all debts arising from the Medi-Cal Provider Agreement applicable to the location indicated below, from the date of this agreement until the transferee applicant's application is either approved or denied. Both transferor and transferee agree not to submit any claims to DHCS using an NPI unless that NPI is appropriately registered with the Centers for Medicare and Medicaid Services (CMS) and is in compliance with all NPI requirements established by CMS as of the date the claim is submitted. Both transferor and transferee agree that submission of an NPI to DHCS as part of an application to use that NPI for billing services constitutes an implied representation that the NPI submitted is appropriately registered and in compliance with all CMS requirements at the time of submission. Both transferor and transferee agree that any subsequent defect in registration or compliance of the NPI constitutes an "addition or change in the information previously submitted" which must be reported to DHCS under the requirements of California Code of Regulations, Title 22, Section 51000.40.

FOR PROVIDER TRANSFEROR

Signed this ____________________________day of ______________________, ________________________
(day of month) (month) (year)

in ____, California.
(name of county where signed)

____ ________/____/__________
(signature of provider transferor) (date)

____ ____
(current NPI or Denti-Cal provider number of provider transferor) ("Fictitious Business" name of provider transferor, if applicable)

FOR TRANSFEREE APPLICANT

Signed this ____________________________day of ______________________, ________________________
(day of month) (month) (year)

in ____, California.
(name of county where signed)

____ ________/____/__________
(signature of transferee applicant) (date)

____ ____
(current NPI or Denti-Cal provider number of transferee applicant, if applicable) ("Fictitious Business" name of transferee applicant, if applicable)

I____, declare under penalty of perjury under the laws of
(name of transferee applicant)
the State of California that I meet all of the requirements to be a Medi-Cal provider.

Executed at ________________________________, ______________________________, on ________/____/__________.
(city) (state) (date)

Notary Public

Notarization is required. The Certificate of Acknowledgement signed by the Notary Public must be in the form specified in Section 1189 of the Civil Code.

This letter should be postmarked no later than five (5) days after the occurrence of the circumstance listed in California Code of Regulations (CCR), Title 22, Section 51000.30(b). The transferee applicant must submit a complete application package to be received by the Department within 35 days of the occurrence of a circumstance listed in (b)(1), (b)(2), (b)(6), or (b)(7). This is required per CCR, Title 22, Section 51000.30(b).

DHCS 6217 (Rev. 2/08)